UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2016

OMINTO, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-49801	13-4067623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1515 S. Federal Hwy, Suite 307

Boca Raton, FL 33432

(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: (561)362-2381

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth in Item 3.02 of this Current Report on Form 8-K is incorporated into this Item 1.01 by reference.

Item 3.02 Unregistered Sales of Equity Securities.

Ominto, Inc. (“Ominto”) announced that as of October 5, 2016, it had received approximately $4.0 million in gross proceeds through the sale of approximately 1.0 million shares of common stock at $4.00 per share in a private placement to certain investors, all of whom are non-U.S. persons as defined in Regulation S (“Regulation S”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the terms of a subscription agreement (“Subscription Agreement”). The Subscription Agreement contains customary representations and warranties by Ominto and each purchaser. The shares of common stock (the “Shares”) were offered and sold in reliance upon Regulation S of the Securities Act and are exempt from the registration requirements of the Securities Act. The Shares have not been registered under the Securities Act or any other applicable securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act.

The foregoing description of the Subscription Agreement is qualified in its entirety by reference to the full text of the Subscription Agreement, a copy of which is attached hereto as Exhibit 10.1, and which is incorporated herein in its entirety by reference.

Item 8.01 Other Events.

On October 6, 2016, Ominto issued a press release announcing the raising of approximately $4.0 million in gross proceeds and that the proceeds from the private placement are expected to be used for general corporate and working capital purposes as well as to fund certain marketing efforts to fuel the company’s future growth. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Subscription Agreement

99.1	Press Release dated October 6, 2016

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ominto, Inc.
(Registrant)

Date: October 6, 2016	By :	/s/ Michael Hansen
Michael Hansen
Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Subscription Agreement

99.1	Press release dated October 6, 2016

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